Exhibit 99.1

Silvercrest Asset Management Group Inc. Reports Q2 2025 Results

New York, NY – July 31, 2025 - Silvercrest Asset Management Group Inc. (NASDAQ: SAMG) (the “Company” or “Silvercrest”) today reported the results of its operations for the quarter ended June 30, 2025.

Business Update

Discretionary assets under management (“AUM”) increased $1.0 billion during the second quarter, primarily due to strong markets. While net flows were negative, Silvercrest added $80.0 million in organic new client accounts and has added $0.5 billion in new client accounts during the first half of 2025. That is on pace to be one of the stronger levels of organic new client flows over the past several years. Silvercrest has added approximately $2.0 billion in organic new client accounts over the past four quarters.

Discretionary AUM, which drives revenue, now stands at $23.7 billion, which is a 4.4% sequential quarterly increase and an increase of 9.7% year-over-year. Total AUM at the end of the second quarter hit a new high for the firm at $36.7 billion.

Barring short-term market volatility, the increase in AUM bodes well for future revenue, as Silvercrest primarily bills quarterly in advance. Silvercrest’s strategic investments continue to promote growth, and our earnings and Adjusted EBITDA1 reflect a concerted effort to invest capital to support our long-term strategic priorities. We remain highly optimistic about securing more significant organic flows over the course of 2025 and 2026, as our investments bear fruit.

Our strategic initiatives highlight Silvercrest in both the institutional and wealth markets. The firm continues to invest in talent across the firm to drive new growth and successfully transition the business toward the next generation. Our new business pipeline remains robust.

As previously discussed, Silvercrest will continue to monitor and adjust our interim compensation ratio to match important investments in the business as long as we have compelling opportunities to grow the firm and build our return on invested capital.

We completed a $12.0 million stock repurchase program at the beginning of the second quarter. As a result, we announced a new buyback program of $25.0 million on May 23, 2025. Our strong balance sheet supports ongoing capital returns as well as our growth initiatives.

We will continue to look for opportunities to return capital to or accrete shareholders, especially as we invest in the business.

On July 30, 2025, the Company’s Board of Directors approved an increase of 5% to the Company’s quarterly dividend, from $0.20 per share of Class A common stock to $0.21 per share of Class A common stock. The dividend will be paid on or about September 19, 2025 to stockholders of record as of the close of business on September 12, 2025.

Second Quarter 2025 Highlights

•
Total AUM of $36.7 billion, inclusive of discretionary AUM of $23.7 billion and non-discretionary AUM of $13.0 billion, at June 30, 2025.
•
Revenue of $30.7 million.
•
U.S. Generally Accepted Accounting Principles (“GAAP”) consolidated net income and net income attributable to Silvercrest of $3.1 million and $1.9 million, respectively.
•
Basic and diluted net income per share of $0.21.
•
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)1 of $5.7 million.
•
Adjusted net income1 of $3.3 million.
•
Adjusted basic and diluted earnings per share1,2 of $0.26 and $0.25, respectively.

SILVERCREST ASSET MANAGEMENT GROUP INC.

1330 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019 • (212) 649-0600

WWW.SILVERCRESTGROUP.COM

The table below presents a comparison of certain GAAP and non-GAAP (“Adjusted”) financial measures and AUM.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands except as indicated)	2025	2024	2025	2024
Revenue	$30,673	$30,993	$62,065	$61,265
Income before other income (expense), net	$4,041	$5,309	$8,878	$11,213
Net income	$3,149	$4,380	$7,077	$9,295
Net income margin	10.3%	14.1%	11.4%	15.2%
Net income attributable to Silvercrest	$1,918	$2,665	$4,387	$5,665
Net income per basic share	$0.21	$0.28	$0.47	$0.60
Net income per diluted share	$0.21	$0.28	$0.47	$0.60
Adjusted EBITDA[1]	$5,735	$7,232	$12,232	$14,685
Adjusted EBITDA Margin[1]	18.7%	23.3%	19.7%	24.0%
Adjusted net income[1]	$3,258	$4,402	$7,152	$9,121
Adjusted basic earnings per share[1,2]	$0.26	$0.31	$0.57	$0.65
Adjusted diluted earnings per share[1,2]	$0.25	$0.30	$0.54	$0.63
Assets under management at period end (billions)	$36.7	$33.4	$36.7	$33.4
Average assets under management (billions)[3]	$36.0	$34.0	$36.6	$33.4
Discretionary assets under management (billions)	$23.7	$21.6	$23.7	$21.6

[1]	Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibits 2 and 3.
[2]

Adjusted basic and diluted earnings per share measures for the three and six months ended June 30, 2025 are based on the number of shares of Class A common stock and Class B common stock outstanding as of June 30, 2025. Adjusted diluted earnings per share are further based on the addition of unvested restricted stock units and non-qualified stock options to the extent dilutive at the end of the reporting period.

[3]	We have computed average AUM by averaging AUM at the beginning of the applicable period and AUM at the end of the applicable period.

AUM at $36.7 Billion

Silvercrest’s discretionary AUM increased by $2.1 billion, or 9.7%, to $23.7 billion at June 30, 2025, from $21.6 billion at June 30, 2024. Silvercrest’s total AUM increased by $3.3 billion, or 9.9%, to $36.7 billion at June 30, 2025, from $33.4 billion at June 30, 2024. The increase in total AUM was attributable to market appreciation of $2.8 billion and net client inflows of $0.5 billion.

Silvercrest’s discretionary assets under management increased by $1.0 billion, or 4.4%, to $23.7 billion at June 30, 2025, from $22.7 billion at March 31, 2025. The increase was attributable to market appreciation of $1.4 billion partially offset by net client outflows of $0.4 billion. Silvercrest’s total AUM increased by $1.4 billion, or 4.0%, to $36.7 billion at June 30, 2025, from $35.3 billion at March 31, 2025. The increase was attributable to market appreciation of $1.8 billion partially offset by net client outflows of $0.4 billion.

Second Quarter 2025 vs. Second Quarter 2024

Revenue decreased by $0.3 million, or 1.0%, to $30.7 million for the three months ended June 30, 2025, from $31.0 million for the three months ended June 30, 2024. This decrease was driven by a decrease in the average annual management fee rate.

Total expenses increased by $0.9 million, or 3.7%, to $26.6 million for the three months ended June 30, 2025, from $25.7 million for the three months ended June 30, 2024. Compensation and benefits expense increased by $0.3 million, or 1.7%, to $18.8 million for the three months ended June 30, 2025 from $18.5 million for the three months ended June 30, 2024. The increase was primarily attributable to an increase in salaries and benefits of $1.2 million primarily as a result of merit-based increases and newly-hired staff, partially offset by decreases in the accrual for bonuses of $0.8 million and equity-based compensation of $0.1 million. General and administrative expenses increased by $0.6 million, or 8.8%, to $7.8 million for the three months ended June 30, 2025 from $7.2 million for the three months ended June 30, 2024. This was primarily attributable to increases in professional fees of $0.2 million, occupancy and related costs of $0.1 million primarily related to new office space in Singapore, marketing and advertising costs of $0.1 million, shareholder expenses of $0.1 million and travel and entertainment expenses of $0.1 million.

Consolidated net income was $3.1 million, or 10.3% of revenue, for the three months ended June 30, 2025, as compared to consolidated net income of $4.4 million, or 14.1% of revenue, for the same period in the prior year. Net income attributable to Silvercrest was $1.9 million, or $0.21 per basic and diluted share, for the three months ended June 30, 2025. Our adjusted net income1 was $3.3 million, or $0.26 per adjusted basic share and $0.25 per adjusted diluted share2, for the three months ended June 30, 2025.

Adjusted EBITDA1 was $5.7 million, or 18.7% of revenue, for the three months ended June 30, 2025, as compared to $7.2 million, or 23.3% of revenue, for the same period in the prior year.

Six Months Ended June 30, 2025 vs. Six Months Ended June 30, 2024

Revenue increased by $0.8 million, or 1.3%, to $62.1 million for the six months ended June 30, 2025, from $61.3 million for the six months ended June 30, 2024. This increase was driven by market appreciation partially offset by net client outflows.

Total expenses increased by $3.1 million, or 6.3%, to $53.2 million for the six months ended June 30, 2025, from $50.1 million for the six months ended June 30, 2024. Compensation and benefits expense increased by $1.5 million, or 4.2%, to $37.7 million for the six months ended June 30, 2025, from $36.2 million for the six months ended June 30, 2024. The increase was primarily attributable to an increase in salaries and benefits of $2.7 million primarily as a result of merit-based increases and newly-hired staff, partially offset by decreases in the accrual for bonuses of $1.1 million and severance expense of $0.1 million. General and administrative expenses increased by $1.6 million, or 11.6%, to $15.5 million for the six months ended June 30, 2025, from $13.9 million for the six months ended June 30, 2024. This was primarily attributable to increases in professional fees of $0.6 million, occupancy and related costs of $0.1 million primarily related to new office space in Singapore, portfolio and systems expense of $0.3 million, shareholder expenses of $0.1 million, marketing and advertising costs of $0.1 million, office expenses of $0.1 million, sub-advisory and referral fees of $0.1 million and travel and entertainment expenses of $0.2 million.

Consolidated net income was $7.1 million, or 11.4% of revenue, for the six months ended June 30, 2025, as compared to consolidated net income of $9.3 million, or 15.2% of revenue, for the same period in the prior year. Net income attributable to Silvercrest was $4.4 million, or $0.47 per basic share and diluted share for the six months ended June 30, 2025. Our adjusted net income1 was $7.2 million, or $0.57 per adjusted basic share and $0.54 per adjusted diluted share2 for the six months ended June 30, 2025.

Adjusted EBITDA1 was $12.2 million, or 19.7% of revenue, for the six months ended June 30, 2025, as compared to $14.7 million, or 24.0% of revenue, for the same period in the prior year.

Liquidity and Capital Resources

Cash and cash equivalents were $30.0 million at June 30, 2025, compared to $68.6 million at December 31, 2024. As of June 30, 2025, there was nothing outstanding under our term loan with City National Bank and nothing outstanding on our revolving credit facility with City National Bank.

Silvercrest Asset Management Group Inc.’s total equity was $100.0 million at June 30, 2025. We had 8,501,241 shares of Class A common stock outstanding and 4,126,476 shares of Class B common stock outstanding at June 30, 2025.

Non-GAAP Financial Measures

To provide investors with additional insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, we supplement our consolidated financial statements presented on a basis consistent with GAAP with Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Earnings Per Share, which are non-GAAP financial measures of earnings. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

•
EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization.
•
We define Adjusted EBITDA as EBITDA without giving effect to the Delaware franchise tax, professional fees associated with acquisitions or financing transactions, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense. We believe that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings of the Company, taking into account earnings attributable to both Class A and Class B stockholders.

•
Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue. We believe that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA Margin, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring profitability of the Company, taking into account profitability attributable to both Class A and Class B stockholders.
•
Adjusted Net Income represents recurring net income without giving effect to professional fees associated with acquisitions or financing transactions, losses on forgiveness of notes receivable from our partners, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses. Furthermore, Adjusted Net Income includes income tax expense assuming a blended corporate rate of 26%. We believe that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Net Income, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring income of the Company, taking into account income attributable to both Class A and Class B stockholders.
•
Adjusted Earnings Per Share represents Adjusted Net Income divided by the actual Class A and Class B shares outstanding as of the end of the reporting period for basic Adjusted Earnings Per Share, and to the extent dilutive, we add unvested restricted stock units and non-qualified stock options to the total shares outstanding to compute diluted Adjusted Earnings Per Share. As a result of our structure, which includes a non-controlling interest, we believe that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Earnings Per Share, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings per share of the Company as a whole as opposed to being limited to our Class A common stock.

Conference Call

The Company will host a conference call on August 1, 2025, at 8:30 am (Eastern Time) to discuss these results. Hosting the call will be Richard R. Hough III, Chief Executive Officer and President, and Scott A. Gerard, Chief Financial Officer. Listeners may access the call by dialing 1-844-836-8743 or for international listeners the call may be accessed by dialing 1-412-317-5723. A live, listen-only webcast will also be available via the investor relations section of www.silvercrestgroup.com. An archived replay of the call will be available after the completion of the live call on the Investor Relations page of the Silvercrest website at http://ir.silvercrestgroup.com/.

Forward-Looking Statements

This release contains, and from time to time our management may make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions. These statements are only predictions based on our current expectations and projections about future events. Important factors that could cause actual results, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements include, but are not limited to: incurrence of net losses; fluctuations in quarterly and annual results; adverse economic or market conditions; our expectations with respect to future levels of assets under management, inflows and outflows; our ability to retain clients; our ability to maintain our fee structure; our particular choices with regard to investment strategies employed; our ability to hire and retain qualified investment professionals; the cost of complying with current and future regulation coupled with the cost of defending ourselves from related investigations or litigation; failure of our operational safeguards against breaches in data security, privacy, conflicts of interest or employee misconduct; our expected tax rate; our expectations with respect to deferred tax assets, adverse economic or market conditions; incurrence of net losses; adverse effects of management focusing on implementation of a growth strategy; failure to develop and maintain the Silvercrest brand; and other factors disclosed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2024, which is accessible on the U.S. Securities and Exchange Commission’s website at www.sec.gov. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Silvercrest

Silvercrest was founded in April 2002 as an independent, employee-owned registered investment adviser. With offices in New York, Boston, Virginia, New Jersey, California and Wisconsin, Silvercrest provides traditional and alternative investment advisory and family office services to wealthy families and select institutional investors.

Silvercrest Asset Management Group Inc.

Contact: Richard Hough

212-649-0601

rhough@silvercrestgroup.com

Exhibit 1

Silvercrest Asset Management Group Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts or as noted)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024

Revenue
Management and advisory fees	$29,515	$29,900	$59,783	$59,065
Family office services	1,158	1,093	2,282	2,200
Total revenue	30,673	30,993	62,065	61,265
Expenses
Compensation and benefits	18,805	18,493	37,686	36,162
General and administrative	7,827	7,191	15,501	13,890
Total expenses	26,632	25,684	53,187	50,052
Income before other (expense) income, net	4,041	5,309	8,878	11,213
Other (expense) income, net
Other (expense) income, net	20	7	27	15
Interest income	163	289	436	636
Interest expense	(15)	(29)	(30)	(80)
Total other (expense) income, net	168	267	433	571
Income before provision for income taxes	4,209	5,576	9,311	11,784
Provision for income taxes	(1,060)	(1,196)	(2,234)	(2,489)
Net income	3,149	4,380	7,077	9,295
Less: net income attributable to non-controlling interests	(1,231)	(1,715)	(2,690)	(3,630)
Net income attributable to Silvercrest	$1,918	$2,665	$4,387	$5,665
Net income per share:
Basic	$0.21	$0.28	$0.47	$0.60
Diluted	$0.21	$0.28	$0.47	$0.60
Weighted average shares outstanding:
Basic	9,095,966	9,509,711	9,337,530	9,494,869
Diluted	9,124,278	9,547,879	9,370,217	9,531,730

Exhibit 2

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”) Adjusted EBITDA Measure

(Unaudited and in thousands, except share and per share amounts or as noted)

Adjusted EBITDA	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Reconciliation of non-GAAP financial measure:
Net income	$3,149	$4,380	$7,077	$9,295
Provision for income taxes	1,060	1,196	2,234	2,489
Delaware Franchise Tax	50	50	100	100
Interest expense	15	29	30	80
Interest income	(163)	(289)	(436)	(636)
Depreciation and amortization	1,079	1,058	2,118	2,077
Equity-based compensation	401	485	855	839
Other adjustments (A)	144	323	254	441
Adjusted EBITDA	$5,735	$7,232	$12,232	$14,685
Adjusted EBITDA Margin	18.7%	23.3%	19.7%	24.0%
(A)
Other adjustments consist of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Severance	$—	$—	$—	$60
Other (a)	144	323	254	381
Total other adjustments	$144	$323	$254	$441

(a)
For the three months ended June 30, 2025, represents an ASC 842 rent adjustment of $48 related to the amortization of property lease incentives, legal fees of $84 related to our application for licensure in the European Union (the “EU”) and rent expense of $12. For the six months ended June 30, 2025, represents an ASC 842 rent adjustment of $96 related to the amortization of property lease incentives, legal fees of $84 related to our application for licensure in the EU, sign-on bonuses paid to certain employees of $62 and rent expense of $12. For the three months ended June 30, 2024, represents a fair value adjustment to the Neosho contingent purchase price consideration of $12, an ASC 842 rent adjustment of $48 related to the amortization of property lease incentives, sign on bonuses paid to certain employees of $188, professional fees of $26 related to a transfer pricing project, legal fees of $46 and software implementation costs of $3. For the six months ended June 30, 2024, represents a fair value adjustment to the Neosho contingent purchase price consideration of $12, an ASC 842 rent adjustment of $96 related to the amortization of property lease incentives, sign on bonuses paid to certain employees of $188, professional fees of $26 related to a transfer pricing project, legal fees of $46 and software implementation costs of $13.

Exhibit 3

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”)
Adjusted Net Income and Adjusted Earnings Per Share Measures
(Unaudited and in thousands, except per share amounts or as noted)

Adjusted Net Income and Adjusted Earnings Per Share	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Reconciliation of non-GAAP financial measure:
Net income	$3,149	$4,380	$7,077	$9,295
Consolidated GAAP Provision for income taxes	1,060	1,196	2,234	2,489
Delaware Franchise Tax	50	50	100	100
Other adjustments (A)	144	323	254	441
Adjusted earnings before provision for income taxes	4,403	5,949	9,665	12,325
Adjusted provision for income taxes:
Adjusted provision for income taxes (26% assumed tax rate)	(1,145)	(1,547)	(2,513)	(3,205)

Adjusted net income	$3,258	$4,402	$7,152	$9,121

GAAP net income per share (B):
Basic	$0.21	$0.28	$0.47	$0.60
Diluted	$0.21	$0.28	$0.47	$0.60

Adjusted earnings per share/unit (B):
Basic	$0.26	$0.31	$0.57	$0.65
Diluted	$0.25	$0.30	$0.54	$0.63

Shares/units outstanding:
Basic Class A shares outstanding	8,501	9,547	8,501	9,547
Basic Class B shares/units outstanding	4,127	4,443	4,127	4,443
Total basic shares/units outstanding	12,628	13,990	12,628	13,990

Diluted Class A shares outstanding (C)	8,525	9,586	8,525	9,586
Diluted Class B shares/units outstanding (D)	4,630	5,038	4,630	5,038
Total diluted shares/units outstanding	13,155	14,624	13,155	14,624
(A)
See A in Exhibit 2.
(B)
GAAP earnings per share is strictly attributable to Class A stockholders. Adjusted earnings per share takes into account earnings attributable to both Class A and Class B stockholders.
(C)
Includes 23,426 and 38,936 unvested restricted stock units at June 30, 2025 and 2024, respectively.
(D)
Includes 137,100 and 228,118 unvested restricted stock units at June 30, 2025 and 2024, respectively, and 366,293 unvested non-qualified options at June 30, 2025 and 2024.

Exhibit 4

Silvercrest Asset Management Group Inc.

Condensed Consolidated Statements of Financial Condition
(Unaudited and in thousands)

	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$30,041	$68,611
Investments	164	1,354
Receivables, net	13,129	12,225
Due from Silvercrest Funds	875	945
Furniture, equipment and leasehold improvements, net	7,302	7,387
Goodwill	63,675	63,675
Operating lease assets	15,127	16,032
Finance lease assets	189	254
Intangible assets, net	15,547	16,644
Deferred tax asset	2,737	4,220
Prepaid expenses and other assets	3,925	3,085
Total assets	$152,711	$194,432
Liabilities and Equity
Accounts payable and accrued expenses	$3,190	$1,953
Accrued compensation	17,811	39,865
Operating lease liabilities	21,071	22,270
Finance lease liabilities	197	262
Deferred tax and other liabilities	10,488	10,389
Total liabilities	52,757	74,739
Commitments and Contingencies (Note 10)
Equity
Preferred Stock, par value $0.01, 10,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, par value $0.01, 50,000,000 shares authorized; 10,801,353 and 8,501,241 issued and outstanding, respectively, as of June 30, 2025; 10,450,559 and 9,376,280 issued and outstanding, respectively, as of December 31, 2024	108	104
Class B Common Stock, par value $0.01, 25,000,000 shares authorized; 4,126,476 and 4,373,315 issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	40	42
Additional Paid-In Capital	58,704	56,369
Treasury Stock, at cost, 2,300,112 and 1,074,279 shares as of June 30, 2025 and December 31, 2024, respectively	(38,866)	(19,728)
Accumulated other comprehensive income (loss)	(41)	(43)
Retained earnings	44,660	43,953
Total Silvercrest Asset Management Group Inc.’s equity	64,605	80,697
Non-controlling interests	35,349	38,996
Total equity	99,954	119,693
Total liabilities and equity	$152,711	$194,432

Exhibit 5

Silvercrest Asset Management Group Inc.

Total Assets Under Management

(Unaudited and in billions)

Total Assets Under Management:

	Three Months Ended June 30,		% Change from June 30,
	2025	2024	2024
Beginning assets under management	$35.3	$34.5	2.3%

Gross client inflows	0.9	0.6	50.0%
Gross client outflows	(1.3)	(1.5)	-13.3%
Net client flows	(0.4)	(0.9)	55.6%

Market appreciation/(depreciation)	1.8	(0.2)	NM
Ending assets under management	$36.7	$33.4	9.9%

	Six Months Ended June 30,		% Change from June 30,
	2025	2024	2024
Beginning assets under management	$36.5	$33.3	9.6%

Gross client inflows	2.3	1.7	35.3%
Gross client outflows	(2.5)	(3.0)	-16.7%
Net client flows	(0.2)	(1.3)	84.6%

Market appreciation	0.4	1.4	-71.4%
Ending assets under management	$36.7	$33.4	9.9%

NM = Not Meaningful

Exhibit 6

Silvercrest Asset Management Group Inc.

Discretionary Assets Under Management

(Unaudited and in billions)

Discretionary Assets Under Management:

	Three Months Ended June 30,		% Change from June 30,
	2025	2024	2024
Beginning assets under management	$22.7	$22.7	0.0%

Gross client inflows	0.6	0.6	0.0%
Gross client outflows	(1.0)	(1.5)	-33.3%
Net client flows	(0.4)	(0.9)	55.6%

Market appreciation/(depreciation)	1.4	(0.2)	NM
Ending assets under management	$23.7	$21.6	9.7%

	Six Months Ended June 30,		% Change from June 30,
	2025	2024	2024
Beginning assets under management	$23.3	$21.9	6.4%

Gross client inflows	1.6	1.2	33.3%
Gross client outflows	(1.7)	(2.5)	-32.0%
Net client flows	(0.1)	(1.3)	-92.3%

Market appreciation	0.5	1.0	-50.0%
Ending assets under management	$23.7	$21.6	9.7%

NM = Not Meaningful

Exhibit 7

Silvercrest Asset Management Group Inc.

Non-Discretionary Assets Under Management

(Unaudited and in billions)

Non-Discretionary Assets Under Management:

	Three Months Ended June 30,		% Change from June 30,
	2025	2024	2024
Beginning assets under management	$12.6	$11.8	6.8%

Gross client inflows	0.3	—	100.0%
Gross client outflows	(0.3)	—	100.0%
Net client flows	—	—	100.0%

Market appreciation	0.4	—	100.0%
Ending assets under management	$13.0	$11.8	10.2%

	Six Months Ended June 30,		% Change from June 30,
	2025	2024	2024
Beginning assets under management	$13.2	$11.4	15.8%

Gross client inflows	0.7	0.5	40.0%
Gross client outflows	(0.8)	(0.5)	60.0%
Net client flows	(0.1)	—	-100.0%

Market (depreciation)/appreciation	(0.1)	0.4	-125.0%
Ending assets under management	$13.0	$11.8	10.2%

Exhibit 8

Silvercrest Asset Management Group Inc.

Assets Under Management

(Unaudited and in billions)

	Three Months Ended June 30,
	2025	2024
Total AUM as of March 31,	$35.328	$34.509
Discretionary AUM:
Total Discretionary AUM as of March 31,	$22.655	$22.681
New client accounts/assets (1)	0.080	0.068
Closed accounts (2)	(0.071)	(0.036)
Net cash inflow/(outflow) (3)	(0.426)	(0.955)
Non-discretionary to Discretionary AUM (4)	—	—
Market appreciation/(depreciation)	1.430	(0.112)
Change to Discretionary AUM	1.013	(1.035)
Total Discretionary AUM at June 30,	23.668	21.646
Change to Non-Discretionary AUM (5)	0.332	(0.044)
Total AUM as of June 30,	$36.673	$33.430

	Six Months Ended June 30,
	2025	2024
Total AUM as of January 1,	$36.455	$33.281
Discretionary AUM:
Total Discretionary AUM as of January 1,	$23.319	$21.885
New client accounts/assets (1)	0.517	0.103
Closed accounts (2)	(0.125)	(0.475)
Net cash inflow/(outflow) (3)	(0.540)	(0.948)
Non-discretionary to Discretionary AUM (4)	0.001	(0.002)
Market appreciation	0.497	1.083
Change to Discretionary AUM	0.350	(0.239)
Total Discretionary AUM at June 30,	23.669	21.646
Change to Non-Discretionary AUM (5)	(0.132)	0.388
Total AUM as of June 30,	$36.673	$33.430

(1)
Represents new account flows from both new and existing client relationships.
(2)
Represents closed accounts of existing client relationships and those that terminated.
(3)
Represents periodic cash flows related to existing accounts.
(4)
Represents client assets that converted to Discretionary AUM from Non-Discretionary AUM.
(5)
Represents the net change to Non-Discretionary AUM.

Exhibit 9

Silvercrest Asset Management Group Inc.

Equity Investment Strategy Composite Performance1, 2

As of June 30, 2025

(Unaudited)

PROPRIETARY EQUITY PERFORMANCE [1,2]	ANNUALIZED PERFORMANCE
	INCEPTION	1-YEAR	3-YEAR	5-YEAR	7-YEAR	INCEPTION
Large Cap Value Composite	4/1/02	10.1	12.6	13.4	10.7	9.6
Russell 1000 Value Index		13.7	12.8	13.9	9.6	8.0

Small Cap Value Composite	4/1/02	-0.1	7.4	11.9	6.0	9.7
Russell 2000 Value Index		5.5	7.5	12.5	4.9	7.5

Smid Cap Value Composite	10/1/05	8.7	8.6	11.8	6.4	9.2
Russell 2500 Value Index		10.5	10.7	14.0	6.9	7.7

Multi Cap Value Composite	7/1/02	11.4	11.3	12.0	8.5	9.6
Russell 3000 Value Index		13.3	12.5	13.9	9.3	8.4

Equity Income Composite	12/1/03	9.6	9.9	11.4	7.7	10.7
Russell 3000 Value Index		13.3	12.5	13.9	9.3	8.6

Focused Value Composite	9/1/04	15.1	8.0	9.1	5.7	9.4
Russell 3000 Value Index		13.3	12.5	13.9	9.3	8.4

Global Value Opportunity Composite	1/1/20	19.5	16.2	15.3	—	11.0
MSCI ACWI Value - Net Index		15.6	13.1	13.0	—	7.8

Small Cap Opportunity Composite	7/1/04	3.0	11.4	11.1	7.6	10.4
Russell 2000 Index		7.7	10.0	10.0	5.5	7.8

Small Cap Growth Composite	7/1/04	6.5	8.8	9.2	8.0	10.1
Russell 2000 Growth Index		9.7	12.4	7.4	5.7	8.3

Smid Cap Growth Composite	1/1/06	16.2	11.3	8.9	11.3	10.7
Russell 2500 Growth Index		8.8	12.1	7.5	7.5	9.2

[1]

Returns are based upon a time weighted rate of return of various fully discretionary equity portfolios with similar investment objectives, strategies and policies and other relevant criteria managed by Silvercrest Asset Management Group LLC (“SAMG LLC”), a subsidiary of Silvercrest. Performance results are gross of fees and net of commission charges. An investor’s actual return will be reduced by the advisory fees and any other expenses it may incur in the management of the investment advisory account. SAMG LLC’s standard advisory fees are described in Part 2 of its Form ADV. Actual fees and expenses will vary depending on a variety of factors, including the size of a particular account. Returns greater than one year are shown as annualized compounded returns and include gains and accrued income and reinvestment of distributions. Past performance is no guarantee of future results. This piece contains no recommendations to buy or sell securities or a solicitation of an offer to buy or sell securities or investment services or adopt any investment position. This piece is not intended to constitute investment advice and is based upon conditions in place during the period noted. Market and economic views are subject to change without notice and may be untimely when presented here. Readers are advised not to infer or assume that any securities, sectors or markets described were or will be profitable. SAMG LLC is an independent investment advisory and financial services firm created to meet the investment and administrative needs of individuals with substantial assets and select institutional investors. SAMG LLC claims compliance with the Global Investment Performance Standards (GIPS®).

[2]	The market indices used to compare to the performance of Silvercrest’s strategies are as follows:

The Russell 1000 Index is a capitalization-weighted, unmanaged index that measures the 1000 largest companies in the Russell 3000. The Russell 1000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 1000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2000 Index is a capitalization-weighted, unmanaged index that measures the 2000 smallest companies in the Russell 3000. The Russell 2000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2500 Index is a capitalization-weighted, unmanaged index that measures the 2500 smallest companies in the Russell 3000. The Russell 2500 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 3000 Value Index is a capitalization-weighted, unmanaged index that measures those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth.